Exhibit 99.1

Source:  CombiMatrix Corporation

CombiMatrix Corporation Reports

Third Quarter 2007 Financial Results

MUKILTEO, Wash., October 24, 2007 – (PRIMENEWSWIRE) – Combimatrix Corporation (Nasdaq: CBMX) today reported its unaudited financial results for the third quarter of 2007.

 “We are pleased to have completed our split-off from Acacia Research Corporation, and we wish them well as we establish our identity as an independent company focused on personalized medicine.  To that end, our diagnostics business continues to grow.  We have launched several microarray diagnostics products, and will continue to introduce additional array based diagnostics.  Already we have the broadest portfolio of array based diagnostics products of any microarray company, and the number of patients that have benefited from our tests is growing,” commented Dr. Amit Kumar, President and CEO of CombiMatrix Corporation.

“For the third quarter of 2007, we achieved revenues of $1,681,000 which represents a 26% increase over the second quarter of 2007 and a 9% decrease from the third quarter of 2006.  The decrease relative to 2006 was expected as we made a significant strategic shift in our commercial focus early in 2007 from selling R&D products to researchers to selling diagnostic products and services to physicians, patients and reference laboratories.  The change in strategy enables us to allocate resources to our diagnostics business, while facilitating reduced operating costs.  Consequently, our net cash burn for the third quarter of 2007 was $2,289,000, which represents a 16% reduction in net cash burn incurred during the second quarter of 2007 and a 39% reduction in net cash burn incurred during the third quarter of 2006,” concluded Dr. Kumar.

Operating Results

Revenues for the third quarter of 2007 were $1,681,000 versus $1,336,000 for the second quarter of 2007 and $1,844,000 in the comparable 2006 period.  Third quarter 2007 revenues were comprised of $627,000 in government contact revenues and $1,054,000 in CustomArrayTM product, equipment and service revenues, including diagnostic services.  Third quarter 2006 revenues were comprised of $725,000 of government contract revenues and $1,119,000 of CustomArrayTM product, equipment and service revenues.

Operating expenses for the third quarter of 2007 were $5,571,000 versus $7,195,000 in the comparable 2006 period.  Operating expenses included research and development and marketing, general and administrative expenses of $1,924,000 and $2,167,000, respectively, versus $2,819,000 and $2,661,000, respectively, in the comparable 2006 period.  Included in these amounts were non-cash stock compensation charges totaling $1,427,000 in the third quarter of 2007 versus $588,000 in the comparable 2006 period.

The third quarter 2007 net loss was $3,433,000 versus $4,327,000 in the comparable 2006 period.  These results included non-cash gains of $290,000 and $913,000, respectively, related to the adjustment of the Company’s long-term warrant liability to fair value.  Excluding the effects of the warrant liability adjustments, our third quarter net loss improved by $1,517,000, or 29% as compared to the net loss for the comparable 2006 period.

Financial Position

Total assets were $38,443,000 as of September 30, 2007 compared to $44,213,000 as of December 31, 2006.  Cash, cash equivalents and short-term investments totaled $10,508,000 as of September 30, 2007 compared to $14,341,000 as of December 31, 2006.

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A conference call been scheduled for today.  The presentation and Q&A session will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial 1-800-704-9804 for domestic callers and 1-404-920-6604 for direct dial or international callers. All callers will need to provide the participant code 478994# (478994 followed by the # key).  A replay of the audio presentation will be available for 30 days using the same dial-in numbers, but the participant code for the recorded playback is 276886# (276886 followed by the # key).

The call is being webcast live and can be accessed at CombiMatrix’s website at www.combimatrix.com, in the Investor section.

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology company that develops and sells proprietary technologies, products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology research, defense and homeland security, as well as other potential markets where our products and services could be utilized. The technologies we have developed include methods to produce DNA arrays for use in identifying and determining the roles of genes, gene mutations and proteins. These technologies have a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form S-1, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:	Amit Kumar
Investor Relations
Tel (425) 493-2000; Fax (425) 493-2010

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION

	September 30,	December 31,
	2007	2006
Total cash, cash equivalents and investments	$10,508	$14,341
Total Assets	$38,443	$44,213
Total liabilities	$2,700	$11,399
Total Equity	$35,743	$32,814

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Collaboration agreements	$62	$63	$187	$63
Government contracts	627	725	1,855	1,563
Service contracts	164	88	386	205
Products	828	968	1,726	3,050
Total revenues	1,681	1,844	4,154	4,881

Operating expenses:
Cost of government contract revenues	593	684	1,768	1,476
Cost of product sales	307	412	858	973
Research and development expenses	1,924	2,819	4,874	7,380
Marketing, general and administrative expenses	2,167	2,661	6,956	9,691
Patent amortization and royalties	332	366	994	1,075
Equity in loss of investees	248	253	770	786
Total operating expenses	5,571	7,195	16,220	21,381
Operating loss	(3,890)	(5,351)	(12,066)	(16,500)

Other income (expense):
Interest income	167	111	448	429
Loss on sale of interest in subsidiary	—	—	—	(84)
Warrant gains	290	913	2,523	663
Total other income	457	1,024	2,971	1,008

Loss from operations before income taxes	(3,433)	(4,327)	(9,095)	(15,492)
Benefit for income taxes	—	—	—	34
Net loss	$(3,433)	$(4,327)	$(9,095)	$(15,458)

Basic and diluted net loss per share	$(0.57)		$(1.52)

Basic and diluted weighted average common shares outstanding	5,990,189		5,990,189